Exhibit 4.2

THE PROMISSORY NOTE REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THIS PROMISSORY NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

8% EXCHANGEABLE PROMISSORY NOTE

US$250,000.00	Roseland, NJ
No.: 5	Original Issuance Date: March 9, 2010

FOR VALUE RECEIVED, the undersigned, BioNeutral Group, Inc., a Nevada corporation (“Issuer”), hereby promises to pay to Capara Investments LLC, a Nevada limited liability company, with a business address at 45 South Park Place, Suite # 282 Morristown NJ 07960 (“Holder”), at Holder’s business address or at such other address as Holder may designate from time to time in accordance with the terms hereof to Issuer, the principal amount of TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00) (subject to reduction as set forth in Section 3), plus all “PIK Amounts” (as hereinafter defined) added to the principal amount hereof pursuant to Section 1(c) hereof, on the five (5) year anniversary of the Original Issuance Date (the “Original Issuance Date”) set forth on the face of this unsecured 8% Exchangeable Promissory Note (this “Promissory Note”), or such earlier date as provided in Section 5 hereof (the “Maturity Date”), with interest on the unpaid principal amount of this Promissory Note from time to time as provided herein in lawful money of the United States of America at the rate per annum equal to eight percent (8%), to the extent and in the manner set forth herein.

Section 1.   Principal and Interest.

(a) All outstanding principal under this Promissory Note and any accrued and unpaid interest thereon shall be due and payable on the Maturity Date.

(b) If the date on which any cash payment is due and payable under this Promissory Note is a day other than a Business Day, such payment shall be due and payable on the next succeeding Business Day.  Interest on this Promissory Note shall be computed on the basis of a 360-day year and twelve 30-day months, or in the case of any interest paid in connection with a prepayment for a period less than a full year, then on the basis of the pro rata portion of such year period calculated by dividing the number of days interest accrued during such period by the number of days in such period.  “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

(c) Interest shall accrue on the then-outstanding principal under this Promissory from the later of the Original Issuance Date or the most recent date on which PIK Amounts were added to the principal amount of this Promissory Note through but not including the earliest of (i) each succeeding three (3) month anniversary of the Original Issuance Date, (ii) the date on which principal is prepaid pursuant to Section 3 hereof with respect to the amount of principal so prepaid, and (iii) the Maturity Date.  On each succeeding three (3) month anniversary of the Original Issuance Date, all accrued and unpaid interest on the unpaid principal amount of this Promissory Note (each a “PIK Amount”, and collectively, the “PIK Amounts”), shall be added to the unpaid principal amount of this Promissory Note.

Section 2.   Payments.  All cash payments hereunder shall be made in lawful money of the United States of America in immediately available funds to Holder at Holder’s place of business as set forth in the preamble to this Promissory Note or at such other address as Holder may designate from time to time in accordance with Section 8 hereof, and , at the sole option of Issuer, by certified or bank cashier’s check or wire transfer of immediately available funds at such address or to such account as Holder specifies in writing to Issuer.

Section 3.   Prepayment.  This Promissory Note may be prepaid in whole or in part at any time without premium or penalty; provided, however, that upon any such prepayment Issuer shall pay to Holder all accrued and unpaid interest on the principal amount being so prepaid from the later of the Original Issuance Date and the last date upon which PIK Amounts were paid hereunder, through, but not including, such prepayment date.

Section 4.   Exchange.  Upon the consummation of a Qualified Financing (as defined below), this Promissory Note shall automatically be exchanged for, at  the sole election of Issuer:

(a) securities on the same terms and conditions as those received by investors in such Qualified Financing based on an assumed exchange rate reflecting the pricing used in such Qualified Financing as determined in good faith by a the Issuer’s Board of Directors; or

(b) a number of shares of the Issuer's common stock,  par value $0.00001 per share ("Common Stock"), equal the quotient obtained by dividing (x) the then outstanding principal amount of this Promissory Note by (y) the lower of (i) $0.69 and (ii) the Fair Market Value (as defined below) of one share of Common Stock as of the date of such exchange.

Any securities of the Issuer issued pursuant to this Section 4 will, unless determined otherwise by  the Issuer in its sole discretion, not have been registered under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.  Such securities may not be offered for sale, sold, transferred or assigned in the absence of an effective registration statement for the securities under the Act, or an opinion of counsel, in a generally acceptable form, that registration is not required under the Act.

For the purposes hereof,

(x) “Qualified Financing” means an investment in securities of Issuer (including any financing that includes convertible indebtedness and/or warrants) occurring after the Original Issuance Date by an investor that is not an affiliate of the Issuer in which Issuer receives net proceeds greater than $500,000 (including any additional investment by Holder or by the holder of any other 8% Exchangeable Promissory Note of Issuer in the Qualified Financing);

(y) “Fair Market Value” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P., (b) if the OTC Bulletin Board is not a Trading Market, the closing bid price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Issuer's Board of Directors; and

(z)  “Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

Section 5.   Events of Default; Remedies.  Upon the occurrence of any of the following specified events of default (each an “Event of Default”):  (i)  Issuer shall make a general assignment for the benefit of its creditors; (ii) Issuer makes an assignment for the benefit of creditors, or a trustee or receiver is appointed for Issuer or for the greater part of the properties of Issuer with the consent of Issuer, or if appointed without the consent of Issuer, such trustee or receiver is not discharged within ninety (90) days, or the bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against Issuer under the laws of any jurisdiction, and if instituted against Issuer are consented to by Issuer or remain undismissed for ninety (90) days, or a writ or warrant of attachment or similar process shall be issued against a substantial part of the property of Issuer and shall not be released or bonded within sixty (60) days after levy; (iii) a sale or assignment in one or more series of related transactions of more than fifty percent (50%) of the voting equity interests of Issuer, (iv) a sale or other disposition, in one or more series of related transactions, of all, or substantially all, of the assets of Issuer and its subsidiaries, taken as a whole, (v) a merger or consolidation involving Issuer following which the holders of Issuer’s voting equity interests immediately prior to such transaction do not collectively own 50% or more of the outstanding voting equity interests in the surviving entity, or (vi) an event of default has occurred and is continuing under any  debt obligations of Issuer that have been subordinated by the terms thereof to this Promissory Note; provided, that, in the case of (iii), (iv) and (v), the purchaser or surviving entity, as the case may be, in such transaction is exclusively a third party that is not an affiliate of  Issuer;  THEN, in any such event, and at any time thereafter, unless and to the extent that Holder shall otherwise elect, if any Event of Default shall then be continuing, the principal and the accrued and unpaid interest under this Promissory Note shall become immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Issuer.  Upon an Event of Default hereunder, Holder shall have the rights and remedies provided by law.

Section 6.   Investment Representations. Holder represents and warrants to the Issuer as follows:  (a) It is acquiring this Promissory Note, and (if and when this Promissory Note is exchanged pursuant to the terms hereof) it will acquire securities of the Issuer, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with the present intention of distributing or selling the same; and Holder has no present or contemplated agreement, obligation, indebtedness or commitment providing for the disposition thereof; (b) Holder is an "accredited investor" as defined in Rule 501(a) under the Act; and (c) Holder has made such inquiry concerning the Issuer and its business and personnel as it has deemed appropriate; and Holder has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in the Issuer.

Section 7.   Governing Law; Jurisdiction; Jury.  THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF ISSUER AND HOLDER HEREUNDER AND IN RESPECT HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey.  Each of Issuer and, by its acceptance hereof, Holder, hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Essex County, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH OF ISSUER, AND BY ITS ACCEPTANCE HEREOF, HOLDER, HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 8.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed properly served and delivered if:  (i) sent through the United States mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid, (ii) sent by prepaid overnight delivery for next morning delivery by a nationally recognized overnight courier service, on the next Business Day after delivery to such nationally recognized overnight courier service, (iii) delivered by hand (including by overnight courier), when delivered, or (iv) sent by facsimile transmission with confirmation of receipt, upon receipt of a legible copy, in each case, addressed to (x) Issuer at its address for notices set forth on its signature page hereto or (y) Holder at the address of Holder’s residence set forth in the preamble hereto, as applicable, or at such other address, or to the attention of such other officer or Person, as Issuer or Holder, as applicable, shall have specified in writing to the other pursuant to notice given in the manner provided in this Section 8.

Section 9.   Amendment; Waiver.  No amendment, modification or waiver of any provision of this Promissory Note and no consent by Holder to any departure therefrom by Issuer shall be effective unless such modification or waiver shall be in writing and signed by both Issuer and Holder.

Section 10.   Assignment.  Holder may not assign or transfer all or any part of this Promissory Note or its interest therein and any attempt to effect such assignment or transfer will be void ab initio without the prior written consent of Issuer.  Notwithstanding the foregoing, this Promissory Note may be assigned to the heirs, executors, administrators, estate of Holder or any trust or trustee for any of the foregoing or Holder, upon the death or permanent disability of Holder.  Issuer may not assign this Promissory Note to any Person without the prior written consent of Holder other than to a direct or indirect wholly owned subsidiary of, or other affiliate of, Issuer.  This Promissory Note and the provisions hereof are to be binding on the successors and assigns of Issuer.

Section 11.   Effect of Headings; Construction.  The headings contained in this Promissory Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Promissory Note.  In the event of an ambiguity or question of intent or interpretation arises, this Promissory Note shall be construed as if drafted jointly by Issuer and Holder and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Promissory Note.

Section 12.   Severability.  To the extent any provision of this Promissory Note is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Promissory Note in any jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, Issuer has caused its duly authorized officer to execute and deliver this Promissory Note as of the Original Issuance Date of this Promissory Note.

BIONEUTRAL GROUP, INC.

By:	/s/ STEPHEN J. BROWAND
Name: Stephen J. Browand
Title: President and CEO

Address for Notices:

211 Warren Street
Newark, New Jersey 07103
Telephone: (973) 286-2899
Attention: Chief Executive Officer

Acknowledged and Agreed as of the date first written above:

CAPARA INVESTMENTS LLC

By:  Raj Pamani, its sole member

/s/ RAJ PAMANI
     Raj Pamani

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